Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 2021 with respect to the consolidated financial statements of RPC Tyche LLP and Subsidiaries included in this Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Arlington, Virginia

May 14, 2021